Exhibit 1

NEITHER THIS PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES, OR DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.
UNITED AMERICAN HEALTHCARE CORPORATION
UNSECURED PROMISSORY NOTE
$50,000 October 10, 2012
United American Healthcare Corporation, a Michigan corporation (the "Company"), for value received, hereby promises to pay to St George Investments LLC, an Illinois limited liability company, or its assignee (the "Holder"), the principal amount of Fifty Thousand Dollars Exactly ($50,000.00) (such amount is referred to herein as the "Principal Amount"), together with simple interest on the unpaid amount thereof at ten percent (10.0%) per annum, computed on the basis of a 365-day year for the actual number of days elapsed from the date hereof until paid or converted in accordance with the terms hereof.
This Note is issued pursuant to the terms and conditions set forth in that certain Note Purchase Agreement between the Company and the Holder of even date herewith (the "Purchase Agreement").
1.            Promissory Note (this "Note")
1.1            Payment.  The Principal Amount plus all accrued but unpaid interest thereon shall become due and payable on the date (the "Due Date") that is the earlier of (a) December 31, 2014, or (b) the date of (i) the sale of all or substantially all of the assets of the Company or Pulse Systems, LLC, (ii) the merger of the Company or Pulse Systems, LLC, or (iii) the sale of all or substantially all of the equity of the Company or Pulse Systems, LLC (collectively, a "Company Sale").  Provided that no Event of Default (as defined in Section 4) has occurred, the Company shall not be required to make any payments on this Note prior to the Due Date.  For purposes of this Note, a "business day" shall mean any day which is not a Saturday, Sunday, or a day on which commercial banks in Chicago, Illinois are required or permitted by law to be closed.
1.2            Payment Mode.  Payment of this Note shall be made by the Company to the Holder in U.S. Dollars in immediately available funds at the address of the Holder as set forth in the Company's records or as otherwise directed by the Holder, unless this Note is converted upon an Event of Default into shares of the Company's common stock ("Common Stock") pursuant to Section 5 at the sole election of the Holder.
1.3            Application of Payments.  Payments on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.  Any and all payments by the Company to the Holder hereunder shall be made free and clear of, and without deducting or withholding for, any taxes, levies, assessments, imposes, duties, fees or similar charges, except where the Company is required by law to make such deduction or withholding.
1.4            Waiver of Presentment.  The Company waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note, and consents to any extension or postponement of the time of payment or any other indulgence.
2.            Authorized Shares.  As collateral security for this Note, the Company shall maintain in reserve a sufficient number of authorized but unissued shares of Common Stock for the Company to issue to the Holder all of the shares of Common Stock that would be issuable upon conversion of all of the Principal Amount and the accrued but unpaid interest thereon upon an Event of Default pursuant to Section 5 (such number, a "Sufficient Number of Authorized Shares").  The Company shall take all necessary and desirable action to further amend its Amended and Restated Articles of Incorporation to increase the number of authorized but unissued shares of Common Stock, as may be necessary from time to time, in order to maintain a Sufficient Number of Authorized Shares.  If such amendment is not made within four (4) full calendar months after the time at which the Company first does not have a Sufficient Number of Authorized Shares, then the Principal Amount shall increase, by two percent (2%) of the sum of (a) the Principal Amount and (b) the amount of unpaid monthly interest thereon, each full month until such amendment is made and the Company again has a Sufficient Number of Authorized Shares.
3.            Right of First Offer; Right of First Refusal.  The Company shall not solicit any equity investment, loan, or other financing without first requesting in writing that the Holder propose such financing ("First Offer").  The Company shall send a written notice to the Holder requesting a First Offer, and then the Holder shall have thirty (30) days to respond.  If the Holder responds with a written financing offer, the Board of Directors of the Company shall negotiate in good faith with the Holder for a period of an additional thirty (30) days in order to reach an agreement on terms.  If the parties are able to reach an agreement, the financing shall be consummated within thirty (30) days after the agreement is reached.  If the parties are unable to reach agreement, or if the Holder declines to offer financing or does not respond in a timely manner, then the Company shall be free to solicit financing proposals from third parties.  However, if a third party presents a "credible financing proposal" (as defined in the next sentence) to the Company (the "Third-Party Proposal"), the Board shall inform the Holder in writing within five (5) days after the Company's receipt of the proposal, and the Holder shall then have thirty (30) days thereafter to consummate a financing on the same terms and conditions as in the Third-Party Proposal.  A "credible financing proposal" is one in which the financing source has provided the Company with written assurances of its ability and willingness to consummate the proposed financing within thirty (30) days.  If the Holder declines to provide financing on the same terms and conditions as in the Third-Party Proposal, and if the financing source fails to consummate the financing within thirty (30) days of the date of its proposal, then the Company shall consummate the financing proposed by the Holder, if any was proposed, within thirty (30) days after the financing contemplated by the Third-Party Proposal was scheduled to occur, and the Company shall pay to the Holder a fee of $100,000 to compensate for the delay and expense.
4.            Events of Default.  The Holder may declare all or a portion of the Principal Amount and accrued but unpaid interest thereon immediately due and payable, effective upon written notice to the Company, upon the occurrence of any of the following events occurs (each, an "Event of Default"):
(a)            The Company defaults in the payment of this Note, whether the Principal Amount or the interest thereon, when due;
(b)            The Company:
(i)            Commences any proceeding or any other action relating to it in bankruptcy or seeks reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing;
(ii)            Admits its inability to pay its debts as they mature in any petition or pleading in connection with any such proceeding;
(iii)            Applies for, or consents to or acquiesces in, an appointment of a receiver, conservator, trustee or similar officer for it or for all or substantially all of its assets and properties;
(iv)            Makes a general assignment for the benefit of creditors; or
(v)            Admits in writing its inability to pay its debts as they mature;
(c)            Any proceeding is commenced or any other action is taken against the Company in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, dissolution, liquidation, winding-up, composition or any other relief under the United States Bankruptcy Act, as amended, or under any other insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, conservator, trustee or similar officer for the Company or for all or substantially all of its assets and properties is appointed; and in each such case, such event continues for ninety (90) days undismissed, unbonded and non-discharged;
(d)            The Company (or any wholly owned subsidiary of the Company) materially breaches (or fails to cure any continuing breach for a period of more than 30 days) any obligation set forth in (i) this Note, (ii) the Purchase Agreement or any of the other Transaction Documents (as defined in the Purchase Agreement), (iii) the Security Agreement (defined below), (iv) any other agreement between the Company (or any wholly owned subsidiary of the Company) and the Holder, or (v) any material agreement, including but not limited to any loan agreement, between the Company (or any wholly owned subsidiary of the Company) and any other party;
(e)            A "change in ownership" (as defined in Section 382 of the Internal Revenue Code) occurs; or
(f)            The Company fails, within four (4) full calendar months after the time at which the Company does not have a Sufficient Number of Authorized Shares, to further amend its Amended and Restated Articles of Incorporation to increase the number of authorized but unissued shares of Common Stock in an amount necessary to maintain a Sufficient Number of Authorized Shares, as provided in Section 2.
Upon the occurrence and continuation of an Event of Default, regardless of whether the Holder declares the Principal Amount and accrued but unpaid interest thereon to be immediately due and payable, interest on this Note will increase to an annual rate of eighteen percent (18%) from the date the Event of Default first occurred until the earlier of the dates on which (i) the Event of Default is cured to the sole reasonable satisfaction of the Holder, (ii) all outstanding principal and interest on this Note is paid in full, or (iii) this Note is converted upon an Event of Default pursuant to Section 5 at the sole election of the Holder.
Conversion Upon the Occurrence of an Event of Default.  Upon the occurrence and continuation of an Event of Default, at any time and from time to time until the repayment in full of the Principal Amount and all accrued but unpaid interest thereon to the Holder, the Holder may, in its sole discretion and as a remedy, convert all or part of the Principal Amount and the accrued but unpaid interest thereon into newly issued shares of Common Stock.  Subject to adjustment pursuant to the next paragraph, the conversion price is $0.004323 per share of the Common Stock, which conversion price is based on one hundred ten percent (110%) of the average of the closing bid prices for the Common Stock on the Thirty (30) trading days ending October 10, 2012, which is the date on which the Company's Board of Directors adopted resolutions approving the terms of this Note and the transactions contemplated hereby.  The Holder may exercise this conversion remedy by providing the Company with written notice of the Holder's intent to convert and of the amount of the Principal Amount and accrued interest thereon subject to conversion.  The conversion shall then occur on the next business day following the date of the notice.  The Company agrees that the Common Stock reserved for issuance upon conversion is a pledge and a security interest in collateral for the benefit of the Holder.
If, at any time and from time to time while any amount is owed by the Company on this Note, the Company issues equity (or debt or other instruments convertible into equity) at a price per share of Common Stock or Common Stock equivalent (or with a conversion price per share of Common Stock or Common Stock equivalent) lower than the conversion price set forth in the previous paragraph, then the conversion price set forth in the previous paragraph shall be reduced to such lower price, regardless of whether the Company subsequently issues equity (or debt or other instruments convertible into equity) at a price per share of Common Stock or Common Stock equivalent (or with a conversion price per share of Common Stock or Common Stock equivalent) higher than the conversion price set forth in the previous paragraph.
Notwithstanding anything to the contrary in this Note, no conversion of all or part of the Principal Amount and the accrued but unpaid interest thereon into Common Stock shall be permitted if such conversion would cause an "ownership change" as defined in Section 382 of the Internal Revenue Code; provided, however, that the foregoing shall not apply if such an "ownership change" has occurred at any time prior to such conversion.
5.            Security.  This Note is secured by that certain Security Agreement dated August 14, 2012, as the same may be amended from time to time, executed by the Company in favor of the Holder encumbering all of the assets of the Company (the "Security Agreement"), all the terms and conditions of which are hereby incorporated into and made a part of this Note.  This Note is also secured by that certain Pledge and Security Agreement dated August 14, 2012, as the same may be amended from time to time, executed by the Company in favor of the Holder pledging as collateral for repayment of this Note the membership units held by the Company in Pulse Systems, LLC, a Delaware limited liability company (the "Pledge Agreement"), all the terms and conditions of which are hereby incorporated into and made a part of this Note.  Upon the occurrence of an Event of Default, the Holder may pursue all of its rights and remedies at law or in equity, including without limitation, foreclosure upon the collateral described in Security Agreement and the Pledge Agreement.
6.            Miscellaneous.
6.1            Transfer of Note, Etc.  This Note is transferable and assignable by the Holder, subject to the requirement that any such assignment or transfer be, in the reasonable opinion of the counsel of the Holder, in full compliance with applicable state and federal securities laws; provided that no such opinion of counsel shall be necessary for a transfer by the Holder to an affiliated entity or to a stockholder, member or partner of the Holder, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the original Holder hereof.  All covenants, agreements and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not.  This Note may not be assigned by the Company without the written consent of the Holder.
6.2            Attorneys' Fees.  In the event of any dispute between the parties hereto in connection with this Note, the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including, without limitation, court costs and reasonable attorneys' fees.
6.3            Amendments and Waivers.  The right to the payment of the Principal Amount and all accrued but unpaid interest thereon, and any provision of this Note, may be amended or waived only with the written consent of the Holder, which consent may be withheld for any reason.  Any amendment effected in accordance with this Section 6.3 shall be binding upon any Holder of this Note (and of any securities into which this Note is convertible), each future holder of all such securities, and the Company, even if such Holder of this Note or such future holder has not executed such amendment.  This Note may not be prepaid in full or in part prior to the Due Date.
6.4            Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
6.5            Governing Law.  This Note shall be governed by and construed and enforced in accordance with the laws of the State of Illinois, without giving effect to its conflicts of laws principles.
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Date:  October 10, 2012
UNITED AMERICAN HEALTHCARE CORPORATION, a Michigan corporation

By:            /s/ Robert T. Sullivan
Name:            Robert T. Sullivan
Title:            Chief Financial Officer

ACKNOWLEDGED AND AGREED:
ST GEORGE INVESTMENTS LLC,
 an Illinois limited liability company

By:            Fife Trading, Inc.
an Illinois corporation,
its Manager

By:            /s/ John M. Fife
Name:            John M. Fife
Title:            President